EXHIBIT (a)(1)(vii)

Form of Cumberland Exchange Program

Election Confirmation Form

Employee, Director or Consultant Name:

You recently elected to participate in the Cumberland Exchange Program. The table below shows your Eligible Option
Grant(s) that was submitted for exchange and the Restricted Stock that was granted in exchange. Restricted Stock grant documents will be delivered to you shortly.

If you have any questions, please contact Michelle Mays at (615) 255-0068 or mmays@cumberlandpharma.com.

Eligible Option Grants			Restricted Stock
Grant Date	Shares subject to Option Grant	Exercise Price (per share)	Grant Date	Number of Restricted Stock	Stock Price on Grant Date